             SCHEDULE 14A - INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT 1934

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement

[   ]  Confidential, for use of the Commission Only (as permitted by Rule
       14a-6(e)(2))

[ X ]  Definitive Revised Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.
       14a-12


                              NEMATRON CORPORATION
                              --------------------
                (Name of Registrant as Specified in its Charter)

    --------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]   No fee required

[   ]   Fee on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

        (1) Title of each class of securities to which transaction applies:

        ----------------------------------------------------------------------

        (2) Aggregate number of securities to which transaction applies:

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        (3) Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction

        ---------------------------------------------------------------------

        (5) Total fee paid:

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[   ]   Fee paid previously with preliminary materials

[   ]   Check box if any part of the fee is offset as provided by Exchange Act
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        paid previously. Identify the previous filing by registration statement
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        (4)     Date Filed:

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(Amended by Sec Act Rel No. 7331; Exch Act Rel No. 37692, eff. 10/7/96.)

                              NEMATRON CORPORATION

                              5840 INTERFACE DRIVE
                            ANN ARBOR, MICHIGAN 48103

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



To Our Shareholders:


         Notice is hereby given that the Annual Meeting of Shareholders of Nematron Corporation (the "Company") will be held at the Company's main offices, 5840 Interface Drive, Ann Arbor, Michigan 48103 on Tuesday, April 6, 1999 at 1:00 p.m. for the following purposes:


         1.   To elect two directors,


         2. To approve the potential issuance of approximately 7,313,333 shares of Common Stock pursuant to a capital raising transaction,


         3. To approve a proposal to amend the Articles of Incorporation to increase the number of authorized shares of Common Stock to 30,000,000,

         4. To approve a proposal to amend the Articles of Incorporation to declassify the Board of Directors and reduce the terms of the directors from three years to one year,

         5.   To approve the Nematron Corporation Long-Term Incentive Plan, and

         6. To vote upon such other matters as may properly come before the meeting or any adjournment thereof.


         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.


         Only shareholders of record at the close of business on February 25, 1999 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.


         You are invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed postage-paid envelope. The proxy is revocable and will not affect your right to vote in person if you attend the Annual Meeting.



By Order of the Board of Directors,


David P. Gienapp
-------------------------------------------
David P. Gienapp
Secretary



Ann Arbor, Michigan
March 5, 1999

                              NEMATRON CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 6, 1999


                                PROXY STATEMENT



         The accompanying proxy is solicited on behalf of the Board of Directors of Nematron Corporation, a Michigan corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held at the Company's main offices, 5840 Interface Drive, Ann Arbor, Michigan 48103 on Tuesday, April 6, 1999 at 1:00 p.m. (the "Annual Meeting") or at any adjournment thereof. This Proxy Statement and the accompanying form of proxy will be first given or sent to shareholders on or about March 5, 1999.



         Only holders of record of Common Stock of the Company at the close of business on February 25, 1999 (the "Record Date") are entitled to vote at the meeting or any adjournment thereof. On the Record Date, 6,022,066 shares of Common Stock were issued and outstanding and are entitled to vote at the Annual Meeting. Shareholders of record on the Record Date are entitled to one vote for each share of Common Stock held of record on any matter that may properly come before the Annual Meeting. Shares cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock on the Record Date is necessary to constitute a quorum at the Annual Meeting.



         Shares represented by a proxy in the accompanying form, unless previously revoked, will be voted at the Annual Meeting in accordance with the specifications made if the proxy, properly executed, is received by the Company before the close of business on April 5, 1999. Shares represented by a proxy received after that time will be voted if the proxy is received by the Company in sufficient time to permit the necessary examination and tabulation of the proxy before a vote is taken. IF NO SPECIFICATIONS ARE MADE IN ANY PROXY, THE SHARES REPRESENTED THEREBY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY Statement. The Board of Directors does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their best judgment. Shareholders who execute a proxy in the accompanying form may revoke the proxy at any time before it is exercised by giving written notice to the Secretary of the Company bearing a later date than the proxy, by submitting a later-dated proxy, or by voting the shares represented by such proxy in person at the Annual Meeting.


         For purposes of determining the number of votes cast with respect to the election of directors, only those cast "for" are included. The number of votes cast on the other proposals is determined by counting the votes cast "for" and "against". Abstentions are counted only for purposes of determining whether a quorum is present at the Annual Meeting. Broker non-votes are not counted for any purpose.

         The cost of soliciting proxies will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited in person or by telephone or facsimile by officers, directors and employees of the Company. Such officers, directors and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. The Company will reimburse brokerage houses, custodians, nominees and fiduciaries for their expenses in mailing proxy material to principals.

                       MATTERS TO COME BEFORE THE MEETING


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS


         The Company's Articles of Incorporation divide the directors into three classes, the terms of which expire as set forth below. At each annual meeting, the shareholders of the Company elect to three-year terms directors to replace those directors whose terms expire at that annual meeting. The term of office of each director elected at this year's Annual Meeting will continue until the 2002 Annual Meeting and until his successor has been elected and qualified, or until his earlier resignation or removal. If Proposal 4 is approved by shareholders, however, the terms of all of the Company's directors, including the directors elected at the Annual Meeting, will expire at the 2000 Annual Meeting. See "Proposal 4 - Amendment to the Company's Articles of Incorporation to Declassify the Board of Directors". The election of directors requires a plurality of the votes cast. The Board of Directors recommends a vote FOR each of the nominees for election. Proxies will be voted FOR the election of the nominees unless the specification is marked on the proxy indicating that authority to do so is withheld.


         The following sets forth information as to each nominee for election at the Annual Meeting and each director continuing in office, including his age, present principal occupation, other business experience during the last five years, directorships in other publicly-held companies and period of service as a director of the Company. If, as a result of circumstances not known or foreseen, any of the nominees shall be unavailable to serve as a director, the proxies may be voted for any such substitute nominees as the Board of Directors may select.

NOMINEES FOR ELECTION FOR A TERM EXPIRING IN 2002

         Hugo E. Braun, 40, became a director in March 1996. Mr. Braun is a partner with Access Ventures, an investment fund manager, where he has been employed since 1989.

         Matthew S. Galvez, 43, became a director in August 1998 upon his joining the Company as its Chief Operating Officer. On October 1, 1998, Mr. Galvez was appointed to the office of the President of the Company. Mr. Galvez served as Chief Executive Officer of ISDA & Co., a privately held apparel company, from June 1994 until June 1998. From 1990 until June 1994, Mr. Galvez was a director and Chief Financial Officer of Manufacturers Products Corporation, a supplier of plastic products to the automotive industry. In 1994 he became Chief Executive Officer of that company as well. Prior to 1990, Mr. Galvez was Executive Vice President - Corporate Operations and General Counsel to General CAD/CAM, Inc. ("GCI") in Schenectady, New York. GCI is a developer and supplier of graphics translation software for the industrial marketplace.


DIRECTORS WHOSE TERMS EXPIRE 2001

         Garnel F. Graber, 67, became a director in February 1993 at the time of the Company's spin-off from Interface Systems, Inc. and served as Chairman of the Board of Nematron until March 1996. Mr. Graber is a retired executive of, and is the current Chairman of the Board of Directors of, Applied Dynamics International, a computer firm specializing in high speed simulation. Mr. Graber served as Chief Executive Officer of Applied Dynamics for more than five years prior to his retirement in 1994. Mr. Graber also serves as Chairman of the Board of Interface Systems, Inc.

         Michael L. Hershey, 60, became a director in March 1995 at the time the Company merged with Imagination Systems, Inc. Mr. Hershey had served as a member of the Board of Directors and Secretary of Imagination Systems, Inc.
Mr. Hershey has been the President and Chairman of the Board of Directors of Landis Associates, Inc., an investment management company, since its formation in 1986.

DIRECTORS WHOSE TERMS EXPIRE IN 2000

         Joseph J. Fitzsimmons, 64, became a director in March 1997. Mr. Fitzsimmons is a retired executive of Bell & Howell Company and University Microfilms International ("UMI"), a subsidiary of Bell & Howell. From January 1994 through June 1995 when he retired, Mr. Fitzsimmons was Corporate Vice President of Bell & Howell and Chairman of UMI. From March 1987 through December 1993, Mr. Fitzsimmons was Corporate Vice President of Bell & Howell and President and Chief Executive Officer of UMI, a leading provider of technology services to libraries and other organizations regarding acquiring, preserving and distributing literature. Mr. Fitzsimmons is a member of the Board of Directors of First of America Bank Corporation, a Midwest bank holding company owned by National CityBank. Mr. Fitzsimmons is a past Chairman of the Information Industry Association and was the Vice-Chairman of the White House Conference on Libraries and Information Services in 1991.


         James A. Nichols, 53, a former executive of Ford Motor Company, became a director in December 1998. From 1981 to 1991, Mr. Nichols was a Senior Attorney in the Corporate Transactions Department of Ford's Office of the General Counsel. From 1991 to the present, Mr. Nichols has been the founder and the Chairman of the Board of Surgical Instrument Repair Service, Inc., a partnership with Allegiance Healthcare Corporation, a public company, that engages in the repair and management of surgical instruments and equipment at health care providers in North America. From 1993 to 1998, Mr. Nichols served as corporate secretary and a director of Liberty BIDCO Investment Corporation, a Michigan-based mezzanine finance company. Mr. Nichols was president and sole owner of Sterilization Management Group, LLC, a provider of reusable sterile products to hospitals, from 1997 to 1998 when the company was sold to Teleflex Corporation, a public company. From 1991 to the present, Mr. Nichols has been president and sole owner of Nichols & Associates, P.C., attorneys practicing in the area of international commercial law.


         Stephen E. Globus, 52, became a director in December 1998. He has been Chairman of the Board of Globus Growth Group, Inc., a Manhattan - based venture capital company specializing in providing startup and seed capital, since 1984. He is also a director of Plasmaco, Inc., a flat computer screen manufacturer owned by Matsushita (Panasonic). Mr. Globus is the founder of several privately held biotechnology companies, including Kimeragen, Inc., NuGene Technologies, Inc., Thermaphore Sciences, Inc. and Genitope, Inc.

         Messrs. Nichols and Globus were appointed to the Board in connection with their purchase of certain convertible promissory notes from the Company. See "Proposal 2 - Approval of the Issuance of Shares of Common Stock - Change in Board of Directors."

BOARD OF DIRECTORS MEETINGS AND COMMITTEES


         The Board met thirty-two times during the year ended September 30, 1998. Each current director who served during fiscal 1998 attended at least 75% of the total number of meetings of the Board and committees of the Board on which he served during fiscal 1998. The Board has a standing Audit Committee, Nominating Committee and Organization and Compensation Committee.


         The Audit Committee met once in fiscal 1998. The Audit Committee meets with the Company's independent accountants to review the adequacy of the Company's internal control systems and financial reporting procedures; reviews the general scope of the Company's annual audit and the fees charged by the independent accountants; and reviews and monitors the performance of non-audit services by the Company's auditors. The members of the Audit Committee are Messrs. Braun (Chairman), Fitzsimmons, Hershey and Nichols.

         The Nominating Committee met once during fiscal 1998. The Nominating Committee identifies and reviews potential members of the Board and nominates persons to the Board to serve as Board members. The Nominating Committee presently consists solely of Mr. Hershey (Chairman).

         The Organization and Compensation Committee met twice during fiscal 1998. The Organization and Compensation Committee administers the Company's Restricted Stock Plan and the 1993 Stock Option Plan, determines compensation issues for officers, and determines compensation issues for non-employee directors that do not involve the Company's equity securities. The current members of the Organization and Compensation Committee are Messrs.
Graber (Chairman), Globus, and Nichols.

EXECUTIVE OFFICERS

         The executive officers of the Company as of the date of this Proxy Statement are listed and described below. Executive officers of the Company serve at the pleasure of the Board of Directors.


Name                     Offices                                           Age
-----                    -------                                           ---


Matthew S. Galvez        President and Chief Operating Officer              43

David P. Gienapp         Vice President - Finance and Administration,
                         Secretary and Treasurer                            50


         See "Nominees for Election For A Term Expiring in 2002" for further information concerning Mr. Galvez.


         David P. Gienapp has been the Vice President - Finance and Administration and Treasurer of the Company since joining the Company in September 1994 and has served as Secretary since March 1996. Mr. Gienapp served as a director of the Company from March 1995 until August 1998. Prior to joining the Company, Mr. Gienapp spent over 20 years with Deloitte & Touche LLP, a certified public accounting firm.


                                   PROPOSAL 2
               APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK

         The Board of Directors of the Company has approved, and is proposing that shareholders approve, the issuance of approximately 7,313,333 shares of Common Stock pursuant to a private placement capital raising transaction, the first stage of which occurred in December 1998 and the second stage of which will be consummated promptly following approval of this Proposal 2 (the "Capital Transaction"). The Company entered into the Capital Transaction to alleviate a severe cash shortage and permit the Company to continue operations.


         Proposal 2 is the Board's proposal that the shareholders approve the issuance of shares of Common Stock pursuant to the Capital Transaction. Approval of Proposal 2 could result in the issuance of approximately 7.3 million shares of Common Stock, including shares issued pursuant to the Notes, upon exercise of Options and the Schwartz Option (capitalized terms are hereinafter defined), and pursuant to subscription agreements received pending approval by the shareholders of this Proposal 2. The Board of Directors recommends a vote FOR this Proposal 2.


BACKGROUND

         In early 1998, the Company began seeking additional capital due to the losses reported for fiscal 1997 and the first quarter of fiscal 1998. In April 1998, the Company hired an investment banking firm to assist it in raising needed capital and in evaluating strategic business partners.

         Following the Company's April 28, 1998 announcement of potential reporting adjustments to its financial statements and the withdrawal of its independent auditors and their report on the audit of the 1996 and 1997 financial statements, Nasdaq suspended trading of the Common Stock. Potential partners and investors showed no interest in investing in the Company at a price reflective of the Company's intrinsic value, given the uncertainties surrounding the trading halt, the market value of the Common Stock, the shareholder suit filed soon after the April 28th announcement and the Company's financial position. Moreover, the Company's customers began questioning the financial viability of the Company and became reluctant to place new orders with the Company as its competitors used this news and rumors of the Company's financial demise to the Company's detriment.

         Faced with these attacks from its competitors and questions from its traditional customer base, sales slowed considerably, reducing receivables and inventory and, consequently, the borrowing base under the Company's bank credit line. The Company soon had fully utilized its existing credit line. Cash collections from the reduced sales and receivables were lower than necessary to sustain operations at previous levels. In an effort to preserve its dwindling cash resources, the Company was forced to delay paying its trade payables and to attempt to obtain extended terms from its vendors. Certain key vendors instead required the Company to pay cash upon delivery of components, which negatively affected the Company's production capability and worsened its cash shortage.

         After further negotiations during July and August 1998, the Company successfully arranged trade notes with approximately twenty vendors. The terms of those notes included fixed payments of the past due trade balance with interest over six to twelve months in return for the vendors' promises to continue their "cash on delivery" shipments. Due to the continuing cash shortage and despite the efforts of the Company's management and outside consultants, the Company was not able to keep current on the payments on these trade notes. Consequently, the Company was unable to secure all of the parts needed to fill customer orders, thereby further depressing sales, cash flow and its borrowing capacity.

         Because the Company's line of credit borrowings exceeded the applicable borrowing base limitation, the Company was forced to negotiate a temporary forbearance agreement with its principal bank lender through October 1998. The lender also informally agreed to work with the Company for a short time beyond the expiration of its forbearance agreement if the Company could demonstrate its ability to raise additional capital to repay the out-of-covenant borrowings and increase production.

         During the fourth quarter of fiscal 1998, the Company appointed a new chief operating officer who has extensive experience helping financially troubled businesses. After further analysis of the Company's cash needs and expected sales and costs, management determined early in the first quarter of fiscal 1999 that the Company needed to raise $1 million immediately and an additional $3 million in the second quarter of fiscal 1999 in order to continue operations. Management intensified its efforts to raise the needed capital, but was unable to find investors who were interested in investing in Common Stock at the current market price due to the Company's cash shortage, potential investor concerns regarding the Company's operating prospects and pending litigation and the low trading volume of the Common Stock.

         Despite the Company's financial difficulties, certain major customers and various other customers remained loyal to the Company, allowing the Company to generate a significant backlog of new orders. The Company also had secured a major contract from a large manufacturer which the Company expected to generate a significant amount of sales over the next 18 months. Due to the cash shortage and difficulties in raising additional capital, however, the Company was unable to purchase the components needed to fill the backlog in a timely manner. In addition, vendors who had agreed to finance outstanding accounts payable refused to ship components to the Company until overdue payments had been made, further hampering the Company's efforts to fill existing orders. These delays jeopardized not only the current backlog but also the Company's future business prospects.

         In mid-November 1998, the Company's bank lender began "sweeping" the cash in the Company's deposit account to reduce amounts outstanding under the bank credit line in excess of the borrowing base. The bank also insisted that the Company reduce the remaining excess borrowing immediately or it would no longer be willing to continue its forbearance. The bank indicated that it would be willing to extend its forbearance until January 31, 1999 if the Company raised $1 million of working capital immediately. However, the depletion of the cash reserves in the Company's deposit account severely threatened the Company's ability to pay its employees and continue operating.

         After months of intensive effort and negotiation, management identified several investors willing to invest in the Company on the terms set forth in the Notes (defined and described below), subject to the willingness of the Company's Board to appoint certain of the investors to the Board of Directors and subject to the Company's commitment to raise an additional $3 million during the second quarter of fiscal 1999.


         Through frequent meetings and informal contacts with management during the preceding eight months, the Board of Directors had been kept fully informed of the Company's financial position and strategic and capital raising efforts. With this extensive background information in mind, the Board met on December 1, 1998 to consider the proposed transactions. Following a detailed explanation of (i) the current status of the Company's financial position and lack of working capital, (ii) the negotiations with potential investors and others who had been approached by management but who had responded negatively to a proposed investment in the Company and (iii) the Company's relationship with its bank lender and other creditors, the Board proceeded to consider the terms of the proposed issuance of Notes and potential alternatives available to the Company. The Board discussed, among other alternatives, (i) a potential merger with a privately-owned company in its industry, (ii) the liquidation of the Company's assets, (iii) a reorganization under the Federal Bankruptcy Code and (iv) the postponement of the proposed transaction to allow the Company more time to locate an investment transaction with terms more favorable to the Company and its shareholders. In view of, among other factors, (i) the Company's pending backlog of orders which could provide immediate cash flow if filled, (ii) the urgency with which the Company needed to obtain capital in order to pay its employees and to pay its vendors to induce them to recommence shipments of components, (iii) the likely loss of vendor support and customer base if the Company were to seek bankruptcy protection and
(iv) the likely depreciation in value of the Company's assets if they were to be liquidated or if the Company were to cease operating for even a short time, the Board determined that the proposed issuance of the Notes and the Options (defined and described below) was the best available alternative to maximize the Company's value to its shareholders. Therefore, the Board unanimously approved (with Mr. Hershey abstaining) the terms of the Notes and the Options and the related transactions. Messrs. Globus and Nichols were not directors at the time of such approval and did not participate in the Board's discussions or deliberations.


         On January 12, 1999, following a detailed analysis of the Company's current financial position, the status of negotiations with the Company's bank lender and potential investors, and the improvement of the market value of the Common Stock, the Board of Directors approved the terms of the second stage of the Capital Transaction as well as an amendment to certain of the Notes containing Options (defined and described below) which amendment extended the expiration date of the Options and these Notes to expire on the earlier of April 30, 1999 and the fifth business day after receipt of shareholder approval of Proposal 2, and increased the exercise price per share from $.25 per share to $1.00 per share. The new price was determined by calculating the average closing price of the Company's Common Stock on the Nasdaq National Market for the 30 trading days prior to January 12, 1999, rounded to the nearest $0.25. The amendment was approved by the Board following conversations with shareholders and potential investors to determine their support for the proposed change.

DESCRIPTION OF CAPITAL TRANSACTION TERMS


         As of December 1, 1998, the Company executed and delivered convertible promissory notes (the "Notes") in the aggregate principal amount of $1 million to 18 investors in a private placement (collectively, the "Note Holders") as the first stage of the Capital Transaction. The Notes bear interest at the rate of seven percent (7%) per annum, are due and payable, with accrued interest, on March 31, 1999 (except as described below) and are not transferable without the Company's consent. The Notes may be paid by the Company, subject to the limitation described in the next sentence, with Common Stock valued at $.25 per share and are convertible by the Note Holders into Common Stock at $.25 per share (the "Conversion Price"). To date, approximately $167,000 of the initial promissory notes have been converted to 668,750 shares of Common Stock, or approximately 11.1% of the shares outstanding after the conversion. The Company is not required to issue more than 1,070,000 shares in connection with the payment and/or conversion of the Notes unless the issuance of any additional shares has been approved by the Company's shareholders to the extent required by applicable law, the Company's organizational documents or the rules of the Nasdaq Stock Market (the "Required Approval"). The Company is not aware of any Required Approval, but as stated above, intends to seek shareholder approval of this Proposal 2. If the entire principal and accrued interest amount of the Notes is converted into or paid with Common Stock, the Company would be required to issue approximately 4.1 million shares of Common Stock. Amounts due under the Notes which are not paid with or converted into Common Stock must be paid in cash on or before their due date. The Company intends to pay all of its obligations under the Notes with Common Stock if this Proposal 2 is approved by shareholders.



         The Company has agreed to file one registration statement under the Securities Act of 1933 with respect to the shares issued pursuant to the Notes. In addition, the Company has agreed not to solicit from third parties offers or solicitations of offers for the purchase of shares of Common Stock until the Required Approvals are received or rejected, but the Board of Directors may furnish information and may participate in discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participate in such negotiations or discussions would cause the directors to breach their fiduciary duties to the Company's shareholders under applicable law.



         In contemplation of the second stage of the Capital Transaction in which the Company was to raise an additional $3 million, five of the Note Holders, including Mr. Nichols, Mr. Globus and two of his affiliates and Mr. Hershey (on behalf of J. Eric May), required, as a condition of their willingness to accept the Notes, the Company to grant options to acquire additional Notes with an aggregate principal amount of $1,250,000 on or before January 31, 1999 (the "Options"). See "Certain Considerations" below. As of January 12, 1999, the terms of the Options were amended by the Note holders and the Board of Directors to provide that (i) the Options expire on the earlier of April 30, 1999 and the fifth business day after receipt of shareholder approval of Proposal 2, (ii) the Option holders together have the right to purchase a total of 1,250,000 shares of Common Stock, rather than Notes convertible into Common Stock, and (iii) the exercise price of the Options is $1.00 per share, rather than $.25. The Notes held by these five investors were also amended to extend the maturity of the Notes from March 31, 1999 to coincide with the termination of the Options - the earlier of April 30, 1999 and the fifth business day after receipt of shareholder approval of Proposal 2. Additionally, under the terms of the Notes and with the Company's consent, the five Note Holders may assign a portion of their Options to other parties. The Company expects all of the Options to be exercised if Proposal 2 is approved.



         The Company has also received subscription agreements from accredited investors to purchase 1,500,000 shares as part of the second portion of the Capital Transaction at $1.00 per share. The proceeds from these subscription agreements are being held in escrow pending approval of this Proposal 2.



         As consideration for its efforts as placement agent in connection with the sale of such shares and the sale of $250,000 principal amount of the Notes, the Company will issue to Gregory J. Schwartz & Co. ("Schwartz") upon the sale of the shares in the second stage of the Capital Transaction an option to purchase 80,000 shares at $.25 per share and 140,000 shares at $1.00 per share (the "Schwartz Option"). The Schwartz Option expires on April 30, 2009. The Company will reserve a total of 220,000 shares of Common Stock for the Schwartz Option if Proposal 2 is approved by the shareholders.



NASDAQ AND LEGAL REQUIREMENTS; SHAREHOLDER APPROVAL NOT REQUIRED



         When the Capital Transaction was structured and approved by the Board, the Company's Common Stock was listed on the Nasdaq Stock Market's National Market, the market rules of which (the "Nasdaq Rules") require approval by the Company's shareholders to the extent the Company issues Common Stock (or securities convertible into Common Stock) equal to 20% or more of the voting power outstanding prior to such issuance. If the entire principal amount under the Notes is converted into or paid with Common Stock and shares are issued pursuant to the Schwartz Option and all of the subscription agreements received by the Company as part of the second stage of the Capital Transaction, the Company would issue a total of approximately 7.3 million shares of Common Stock, or approximately 135% of the shares of Common Stock currently outstanding, and the Nasdaq Rules would have required shareholder approval. The Company's Common Stock was delisted from the Nasdaq National Market effective January 21, 1999 and began trading on the OTC Bulletin Board on that date. Consequently the Nasdaq Rules no longer require the Company to obtain shareholder approval of the issuance of shares pursuant to the Capital Transaction. The Board has determined, however, to continue to seek shareholder approval of Proposal 2 in light of the large number of shares proposed to be issued. Because shareholder approval is no longer required under Nasdaq Rules or applicable law, the Company is contractually obligated to issue the shares pursuant to the Capital Transaction, even if Proposal 2 is not approved by shareholders, unless the terms of the Notes, the Schwartz Option and the second stage subscription agreements are renegotiated. If the Company does not issue shares pursuant to the Capital Transaction, the Company is likely to be unable to pay when due the principal amount of the Notes and the Company would be in default thereunder. In addition, the Company would not be able to acquire the working capital necessary to continue its operations or to repay the bank the amount required to reduce its line of credit borrowings as required by the January 31, 1999 agreement with the bank. In such event, the Company is not likely to have sufficient capital to continue operating on a long-term basis and could be forced to curtail or completely cease operations. The Company could also determine to sell the Company to a third party, liquidate its assets or seek protection under federal bankruptcy laws.



         Neither the laws of the State of Michigan nor the Company's articles of incorporation or bylaws require approval by the Company's shareholders to issue shares pursuant to the Capital Transaction. In addition, under Michigan law, objecting shareholders will have no appraisal, dissenters' or similar rights (i.e., the right to seek a judicial determination of the "fair value" of the Common Stock and to compel the Company to purchase their Common Stock for cash in that amount) with respect to matters presented at the Annual Meeting or otherwise with respect to Proposal 2, nor will the Company voluntarily accord such rights to shareholders. Therefore, approval by the requisite number of shares of the matters presented at the Annual Meeting will bind all shareholders and objecting shareholders will be able to liquidate their Common Stock only by selling it in the market.


USE OF PROCEEDS

         The proceeds from the issuance of the Notes were used as follows:


                  Payment of past due vendor notes                      $350,000
                  Purchase of inventory                                  400,000
                  Payment of other past due trade payables               100,000
                  Additions to working capital                           150,000
                                                                     -----------



                  Total proceeds from Notes                           $1,000,000
                                                                     -----------
         The proceeds from the issuance of shares of Common Stock in the second stage of the Capital Transaction are expected to be used by the Company as follows:



                  Repayment of bank debt                                 900,000
                  Addition to working capital                          2,100,000
                                                                     -----------
                  Total proceeds from second stage                     3,000,000
                                                                     -----------
                  Total from Capital Transaction                      $4,000,000
                                                                     ===========


CHANGE IN BOARD OF DIRECTORS


         Simultaneous with the Company's execution and delivery of the Notes, the Board appointed Stephen E. Globus and James A. Nichols to the Board of Directors to fill the vacancies created by the resignations of Frank Logan and Douglas Juanarena in November 1998. Messrs. Globus and Nichols each purchased Notes with Options. See "Certain Considerations" below.


CERTAIN CONSIDERATIONS


         The Conversion Price of the Notes is $.25 and the option exercise price and the sale price pursuant to the subscription agreements received as part of the second stage of the Capital Transaction is $1.00. The closing price of the Common Stock reported on the Nasdaq OTC Bulletin Board as of February 25, 1999 was $1.19. If the issuance of the shares expected to be issued in the Capital Transaction occurs, such issuance is likely to have a dilutive effect on the shareholders of the Company.


         Messrs. Globus (including his affiliates), Nichols (including his affiliates) and Mr. Hershey (for the account of J. Eric May, Trustee Under Declaration of Trust) have purchased Notes and Options to purchase shares of Common Stock as follows:




                                              GLOBUS               NICHOLS        HERSHEY/MAY
                                              ------              --------        -----------
Principal Amount of Notes                     $250,000             $350,000        $250,000

Total shares which may be
acquired upon conversion of
Notes (including interest)                    1,023,333            1,432,667       1,023,333

Shares converted to date                             -0-             374,500         267,500

Options to purchase shares at
$1.00 per shares                                250,000              750,000         250,000

Total shares which may be
acquired in Capital Transaction
                                              1,273,333            2,182,667       1,273,333



Amounts reflected in the table above for Mr. Globus include transactions with Mr. Globus, Mr. Globus' brother and a partnership controlled by Mr. Globus and his brother. Amounts reflected in the table above for Mr. Nichols include the transactions with Mr. Nichols and with an investment club of which Mr. Nichols is a member. Amounts reflected in the table above for Mr. Hershey are all for the account of a trust controlled by Mr. J. Eric May, over which Mr. Hershey may exercise voting and investment power.


         If the shares subject to approval pursuant to this Proposal 2 are issued, the beneficial ownership of the outstanding shares of Common Stock (excluding options and warrants) will change as illustrated in the following table.


                                    Before Issuance of Shares          After Issuance of Shares
                                    -------------------------          ------------------------
                                     Number              %              Number           %
                                    --------         --------          ---------     ----------
Hugo E. Braun                             -0-            0.00%                -0-        0.00%
Joseph J. Fitzsimmons                  4,000             0.07%             4,000         0.03%
Matthew S. Galvez                         -0-            0.00%                -0-        0.00%
David P. Gienapp                      34,460             0.57%            34,460         0.27%
Stephen E. Globus                    216,379             3.59%         1,489,712        11.77%
Garnel F. Graber                      16,002             0.27%            16,002         0.13%
Michael L. Hershey (including
  shares of J. Eric May)             764,043            12.69%         1,769,876        13.99%
James A. Nichols                     391,500             6.50%         2,199,667        17.37%
                                   ---------         --------          ---------     --------
All Directors and Current
  Executive Officers as a Group    1,426,384            23.69%         5,513,717        43.58%

All other shareholders             4,595,682            76.31%         7,138,932        56.42%
                                   ---------         --------          ---------     ---------

Total                              6,022,066           100.00%        12,652,649       100.00%
                                   =========         ========         ==========       =======





         If all of the shares subject to approval pursuant to this Proposal are issued, the 6,030,626 shares of Common Stock currently outstanding will represent approximately 47.66% of the 12,652,649 then outstanding shares and Messrs. Nichols, Globus and Hershey together will beneficially own approximately 43.15% of the outstanding Common Stock.


BOARD OF DIRECTORS' RECOMMENDATIONS

         The Board of Directors has reviewed and considered the terms and conditions of the Capital Transaction and believes that approval of Proposal 2 is advisable and in the best interests of the Company and its shareholders. The Board of Directors has approved the issuance of the Capital Transaction and the terms thereof and recommends that the shareholders vote FOR approval of Proposal
2. The Company's
directors and executive officers (who hold approximately 23.69% of the outstanding Common Stock as of the Record Date) have indicated that they intend to vote all shares of Common Stock over which they exercise voting power in favor of approval of Proposal 2.


VOTE REQUIRED

         The affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy, on Proposal 2 is required to approve Proposal 2. Consequently, abstentions and broker non-votes will not affect the vote on Proposal 2.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 2.



                                   PROPOSAL 3
             APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                   TO INCREASE THE NUMBER OF AUTHORIZED SHARES


         The Board of Directors of the Company has approved an amendment to the Company's Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance from 15,000,000 shares to 30,000,000 shares (the "Authorized Shares Amendment"). Proposal 3 is the Board's proposal that the shareholders approve the Authorized Shares Amendment. The Board of Directors recommends a vote FOR Proposal 3.

         The Authorized Shares Amendment would amend and restate the first sentence of Article III of the Company's Articles of Incorporation to read as follows:

         The total authorized capital stock is:
         1.       Common Stock:     30,000,000 shares.

The remainder of Article III would remain unchanged.


         On February 25, 1999, of the 15 million shares authorized, there were 6,022,066 shares issued and outstanding and a total of 8,041,462 reserved for issuance as follows: (i) 6,724,583 shares reserved for issuance pursuant to the Capital Transaction, including the Schwartz Option, and (ii) 1,316,879 shares reserved for issuance pursuant to the Company's current stock option plans and other outstanding warrants and rights to acquire Common Stock from the Company. If the Capital Transaction shares are issued but this Proposal 3 is not approved, the remaining unissued and unreserved shares which are currently authorized, would not be sufficient in number, in the Board's view, to provide the flexibility necessary for the Company to be able to take advantage of market or acquisition opportunities or to address capital needs without the delay and expense involved in calling a special shareholders meeting to approve an issuance. As a result, the Company's ability to raise additional capital would be severely restricted. Moreover, if Proposal 5 is approved by the shareholders but this Proposal 3 is not approved, the Company would not have a sufficient number of shares to fully implement the new Long-Term Incentive Plan, severely restricting its ability to attract and retain qualified employees.


         The number of shares authorized in excess of the shares outstanding and the shares reserved for issuance would be available to the Company to be used for general corporate purposes, which include, without limitation, raising additional funds, attracting and retaining qualified personnel and effecting stock splits and acquisitions. Other than the issuance of shares submitted for approval by the shareholders under Proposal 2 and the Long-Term Incentive Plan submitted for approval by the shareholders under Proposal 5, there are no transactions under present review by the Board of Directors which would result in the issuance of the additional authorized shares, although the Company does consider from time to time proposals or transactions involving the issuance of additional shares of Common Stock or instruments convertible into or exercisable for Common Stock. Whether any specific proposed transaction involving the issuance of shares of Common Stock will be submitted for shareholder approval will be determined by applicable law and by the regulations of any securities market or exchange on which the Company's Common Stock is then listed.

         Although the Board of Directors would authorize the issuance of additional shares of Common Stock based on its judgment as to the best interests of the Company and its shareholders, the issuance of additional authorized shares could have the effect of diluting the voting power per share and diluting the book value per share of the outstanding shares of Common Stock. In addition, increasing the authorized shares of Common Stock could, in certain instances, render more difficult or discourage a merger, tender offer, or proxy contest and thus potentially have an "anti-takeover" effect, especially if additional shares of Common Stock were issued in response to a potential takeover. Such an effect could deter certain types of transactions that might be proposed, whether or not such transactions were favored by the majority of the shareholders, and could enhance the ability of officers and directors to retain their positions.

         The additional Common Stock to be authorized by adoption of the Authorized Shares Amendment would have rights identical to the currently outstanding Common Stock of the Company. Holders of Common Stock have no preemptive rights with respect to any shares which may be issued in the future.


         If Proposal 3 is approved, the Company intends to file an amendment to its Articles of Incorporation with the Michigan Department of Consumer and Industry Services, upon which filing the Authorized Shares Amendment will become effective.



         The Company's directors and executive officers (who hold approximately 23.69% of the outstanding shares of Common Stock as of the Record Date) have indicated that they intend to vote all shares of Common Stock over which they exercise voting power in favor of approval of Proposal 3.


         The affirmative vote of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required to approve Proposal 3. Consequently, abstentions and broker non-votes will have the same effect as a vote against Proposal 3.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 3.


                                   PROPOSAL 4
                     APPROVAL OF AMENDMENT TO THE COMPANY'S
                            ARTICLES OF INCORPORATION
                      TO DECLASSIFY THE BOARD OF DIRECTORS

         The Board of Directors of the Company has approved, and is proposing that shareholders approve, an amendment to the Company's Articles of Incorporation to eliminate the classification of the Company's Board of Directors and cause each director to stand for election annually (the "Declassification Amendment"). The Board of Directors recommends a vote FOR Proposal 4.

         Article VII of the Restated Articles of Incorporation currently provides that the Board of Directors be divided into three classes as nearly equal in number as possible. Directors of each class serve staggered three-year terms, with the term of office of one class expiring each year, and can be removed only for cause. Article VII may be amended only with the approval of holders of 80% of the shares of Common Stock outstanding and entitled to vote on the election of directors generally. If the Declassification Amendment is approved, the classes and staggered three-year terms of directors would be eliminated, the current term of office of each director will end at the 2000 Annual Meeting (which will be held after the end of the Company's fiscal year ending September 30, 1999) and all directors will thereafter be elected for one-year terms at each annual meeting of shareholders. The Declassification Amendment will also eliminate the restriction on removal of directors and the 80% vote requirement, which are adjuncts to a classified board.

         Proponents of classified boards of directors believe that a classified board helps a board of directors maintain a greater continuity of experience because the majority of directors at any given time will have at least one year of experience with the business affairs and operations of a company. This continuity may assist a company in long-term strategic planning. Additionally, proponents argue that a classified board reduces the possibility of a sudden change in majority control of a board of directors. In the event of a hostile takeover attempt, a classified board may encourage a person seeking control of the Company to initiate arm's length discussions with the Board, which is in a position to negotiate a more favorable transaction for shareholders.

         However, the Board of Directors believes that a classified board of directors limits the ability of shareholders to elect directors and exercise influence over the Company. The election of directors is the primary means for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. In keeping with its goal of ensuring that the Company's corporate governance policies maximize management accountability to shareholders, the Board of Directors has determined that declassifying the Board, so that shareholders have the opportunity each year to register their views on the performance of the Board and management, would better serve the interests of the Company and its shareholders.

         The Declassification Amendment would amend and restate Article VII of the Company's Articles of Incorporation to read as follows:


                 "A. The number of directors constituting the entire Board of Directors shall not be less than three nor more than twelve, the exact number of directors to be fixed from time to time only by a vote of a majority of the Board of Directors.


                  B. During the intervals between annual meetings of shareholders, any vacancy occurring in the Board of Directors caused by resignation, removal, death or other incapacity, and any newly created directorships resulting from an increase in the number of directorships shall be filled by a majority vote of the directors then in office, whether or not a quorum, or, if there are no directors in office, by the shareholders. If the Board of Directors accepts the resignation of any director or officer to take effect at a future time, it shall have the power to elect a successor who shall take office when the resignation becomes effective. Each director chosen to fill a vacancy or chosen to fill a newly created directorship shall take office until the next election and until the election and qualification of his successor, or until his earlier death, resignation or removal."

         Section 506 of the Michigan Business Corporation Act, as amended, requires that a corporation desiring to classify its board of directors must expressly provide for such classification in either its articles of incorporation or its bylaws. The deletion of the provisions of Article VII relating to the classification of the Board is intended to remove any express provision for the classification of the Board, thereby removing the classification of the Board. The Company's bylaws do not expressly provide for classification of the Board.

         If Proposal 4 is approved, the Company intends to file an amendment to its Articles of Incorporation with the Michigan Department of Consumer and Industry Services, upon which filing the Declassification Amendment will become effective.


         The Company's directors and executive officers (who currently hold Common Stock representing approximately 23.69% of the Common Stock) have indicated that they intend to vote all shares of Common Stock over which they exercise voting power as of the close of business on the Record Date in favor of approval of Proposal 4.


         The Articles of Incorporation provide that the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve Proposal 4. Consequently, abstentions and broker non-votes will have the same effect as a vote against Proposal 4.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 4.

                                   PROPOSAL 5
                      APPROVAL OF THE NEMATRON CORPORATION
                            LONG-TERM INCENTIVE PLAN

         The Board of Directors of the Company has approved, and is proposing that shareholders approve, the Nematron Corporation Long-Term Incentive Plan (the "Plan") and the issuance of shares of Common Stock thereunder. In accordance with the terms of the Plan, approval of Proposal 5 could result in the issuance of up to 1,250,000 shares of Common Stock (subject to adjustment by the Committee to prevent dilution or enlargement of benefits resulting from stock dividends, recapitalizations, mergers and other changes in the Common Stock).


         The Plan is intended to attract, retain and motivate highly qualified individuals to serve as employees of the Company, to align the interests of employees of the Company with the interests of the Company's shareholders and to encourage employees to acquire an ownership interest in the Company. As the Company realizes future business success, the Plan may provide compensation incentives which it cannot presently provide through salary or bonus.
The Board of Directors recommends a vote FOR Proposal 5.


GENERAL DESCRIPTION OF THE PLAN

         The Plan will be administered by the Organization and Compensation Committee of the Company's Board of Directors (the "Committee"), which is comprised of no fewer than two non-employee members of the Company's Board of Directors. The Committee is authorized to administer and interpret the Plan and to adopt such rules and regulations as it determines are appropriate.


         Awards may be made by the Committee to employees of the Company and its subsidiaries and others as the Committee may select and may be in the form of incentive stock options, non-qualified stock options, restricted stock or performance shares, provided that the Committee may not grant options to any salaried employee during any three year period to purchase more than 500,000 shares. The Company currently has 90 employees. A total of 1,250,000 shares of Common Stock are reserved for issuance under the Plan (subject to adjustment by the Committee to prevent dilution or enlargement of benefits resulting from stock dividends, recapitalizations, mergers and other changes in the Common Stock). There have been no grants or awards under the Plan to date. Shares subject to any unexercised portion of a terminated, forfeited, canceled or expired option granted under the Plan, and shares subject to any terminated, forfeited, canceled or expired portion of a restricted stock grant or performance share award under the Plan may again be used for subsequent grants and awards under the Plan. No award under the Plan may be transferred except by will or the laws of descent and distribution.


STOCK OPTION GRANTS


         Options granted under the Plan may be either incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options. The exercise price of any option granted under the Plan may be no less than the fair market value per share of the Common Stock on the date of grant. The closing price of the Common Stock on February 25, 1999 was $1.19 per share. Options granted under the Plan become exercisable at such times as the Committee may determine and will generally have a term of ten years unless the Committee determines a shorter term. No incentive stock options may be exercisable after ten years from the date of grant. The aggregate fair market value, determined on the grant date, of the Common Stock with respect to which incentive stock options may first become exercisable for an optionee during any calendar year may not exceed $100,000.


         Payment for shares to be acquired upon exercise of options granted under the Plan may be made in cash, by check, by tendering shares of Common Stock, or, at the discretion of the Committee, an optionee may exercise an option through a cashless exercise procedure whereby the optionee provides an option exercise notice to the Company and simultaneously irrevocably instructs a broker to sell a sufficient number of the shares from the option exercise to pay the option exercise price and accompanying taxes. At the

Committee's discretion, shares may be tendered to the Company or the cashless exercise procedure may be used to satisfy tax obligations.

RESTRICTED STOCK GRANTS AND PERFORMANCE SHARE AWARDS

         The Plan authorizes the Committee to grant restricted stock awards pursuant to which shares of Common Stock will be awarded, subject to restrictions on transfer that lapse over a period of time or upon achievement of performance goals, as determined by the Committee. Participants who receive restricted stock grants are entitled to dividend and voting rights on the awarded shares prior to the lapse of restrictions on such awards. The Committee is also authorized to grant performance share awards under the Plan, which are payable at the discretion of the Committee in cash, shares of Common Stock, or a combination of each, upon achievement of performance goals established by the Committee. The terms and conditions of restricted stock and performance share awards, including the acceleration or lapse of any restrictions or conditions of such awards, will be determined by the Committee.

TERMINATION; CHANGE IN CONTROL


         Options which are not yet exercisable, restricted stock which is not yet transferable and performance share awards with respect to which performance goals have not yet been achieved will generally be forfeited if the holder's employment is terminated. The Committee, however, is granted discretion under the Plan to accelerate the exercisability of options and waive the restrictions or conditions applicable to restricted stock or performance share awards and such acceleration and waiver will occur automatically upon a change in control of the Company (as defined in the Plan).


         An option (or portion thereof) which is exercisable at the time of the holder's termination may be exercised after such time to the extent it was exercisable at the time of the holder's termination until such option terminates. Unless the Committee otherwise provides, an exercisable option will terminate at various times after the holder's employment terminates, based upon the reason for the holder's termination. If employment is terminated for any reason other than death, disability or retirement, such option generally will terminate on the earlier of the expiration date of the option or three months after the option holder's termination. If employment terminates because the holder has died or becomes disabled, such option generally will terminate on the earlier of the expiration of the option or one year following the date of the option holder's termination. If employment terminates due to retirement, the option generally will terminate on the earlier of the expiration date of the option or the second anniversary of the option holder's termination.

AMENDMENT AND TERMINATION OF THE PLAN

         The Plan may be terminated or amended at any time by the Board of Directors. No amendment, modification or termination of the Plan may adversely affect any option, restricted stock award or performance share award previously granted under the Plan without the consent of the participant. Unless the Plan is terminated sooner by the Board, no new awards or grants may be authorized under the Plan after January 12, 2009.

FEDERAL INCOME TAX CONSEQUENCES

         Under the Code as now in effect, at the time an incentive stock option ("ISO") is granted or exercised, the optionee will not be deemed to receive any income and the Company will not be entitled to any deduction. However, the difference between the exercise price and the fair market value of the shares of Common Stock on the date of exercise is a tax preference item, which may subject the optionee to the alternative minimum tax in the year of exercise. The holder of an ISO generally will be accorded capital gain or loss treatment on the disposition of Common Stock acquired by exercise of an ISO, provided the disposition occurs more than two years after the date of grant and more than one year after exercise. An optionee who disposes of shares acquired upon exercise of an ISO prior to the expiration of the foregoing holding periods recognizes ordinary income upon the disposition equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the disposition price. Any appreciation above the fair market value of the shares on the exercise date is taxed at capital gains rates. To the extent ordinary income is recognized by the optionee, the Company may deduct a corresponding amount as compensation expense. Payment of the exercise price by surrendering shares of Common Stock generally will not result in the recognition of a capital gain or loss on the shares surrendered.

         Upon the exercise of a nonqualified stock option, an optionee will recognize ordinary income equal to the difference between the exercise price and the fair market value of the Common Stock acquired at the time of exercise and the Company will receive a corresponding deduction. Payment of the exercise price by surrendering shares of Common Stock generally will not result in the recognition of a capital gain or loss on the shares surrendered. When the optionee disposes of the shares acquired by the exercise of the option, any difference from the fair market value of the shares on the date of exercise will be treated as capital gain or loss.

         A participant who receives a restricted stock or performance share award recognizes ordinary income equal to the fair market value of the Common Stock on the date the restrictions lapse or the date of receipt, respectively, and, upon withholding for income and employment taxes, the Company will receive a compensation tax deduction equal to the ordinary income recognized by the participant.

BOARD OF DIRECTORS' RECOMMENDATIONS


         The Board of Directors has reviewed and considered the terms and conditions of the Plan and believes that approval of Proposal 5 is advisable and in the best interests of the Company and its shareholders. The Board of Directors has approved the Plan and the terms thereof and recommends that the shareholders vote FOR approval of Proposal 5. The Company's directors and executive officers (who hold approximately 23.69% of the outstanding Common Stock as of the Record Date) have indicated that they intend to vote all shares of Common Stock over which they exercise voting power in favor of approval of Proposal 5.


VOTE REQUIRED

         The affirmative vote of a majority of the shares of Common Stock voted, in person or by proxy, on Proposal 5 at the Annual Meeting is required to approve Proposal 5. Consequently, abstentions and broker non-votes will have no effect on Proposal 5.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 5.




                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


         The following table sets forth information as of February 25, 1999 with respect to the beneficial ownership of Common Stock by each nominee, each current director, each executive officer named in the Summary Compensation Table under "Executive Compensation", all current directors and executive officers as a group and all other persons known by the Company to beneficially own more than 5% of its outstanding Common Stock (each, a "5% Owner"). Except as noted below, each shareholder exercises sole voting and investment power with respect to the shares beneficially owned.



Name                                      Number of Shares                 Percent of Class(11)
----                                      ----------------                 -------------------
James A. Nichols                            2,199,667 (1)                       28.08%
Michael L. Hershey                          1,787,540 (2)                       25.37%
J. Eric May, Trustee Under
   Declaration of Trust                     1,744,505 (3)                       24.82%
Stephen E. Globus                           1,489,712 (4)                       20.40%
Frank G. Logan, III                           234,552 (5)                        3.89%
Hugo E. Braun                                  46,893 (6)                        2.38%
David P. Gienapp                              108,460 (7)                        1.78%
Garnel F. Graber                               64,110 (8)                        1.06%
Joseph J. Fitzsimmons                          20,664 (9)                        0.34%
Matthew S. Galvez                                   0                            0.00%
All Current Directors and Executive
  Officers as Group (9 persons)             5,817,046 (10)                      55.86%





(1)   Mr. Nichols.     The shares represented in the table include (i) 338,000
shares owned outright, including 321,000 obtained upon conversion of Notes; (ii) 53,500 shares owned by an investment club of which Mr. Nichols is a member, which were acquired upon conversion of the Notes; (iii) 907,000 shares which may be acquired upon conversion of Notes owned by Mr. Nichols; (iii) 151,167 shares which may be acquired upon conversion of Notes owned by an investment club of which Mr. Nichols is a member; and (iv) 750,000 shares which he has the right to acquire upon exercise of the Option granted to him in connection with his acquisition of the Notes. Mr. Nichols business address is 3707 West Maple Road, Bloomfield Hills, MI 48301.



(2)   Mr. Hershey.     The shares represented in the table include (i) the
738,672 shares owned by J. Eric May, Trustee Under Declaration of Trust (over which Mr. Hershey may exercise voting and investment power), including 267,500 obtained upon conversion of Notes; (ii) 755,833 shares which may be acquired by Mr. May as Trustee upon conversion of Notes; (iii) 250,000 shares which may be acquired by Mr. May as Trustee upon exercise of the Option granted to him in connection with his acquisition of the Notes; (iv) 25,371 shares owned outright by Mr. Hershey; and (v) options to purchase 17,664 shares of Common Stock under the Directors Option Plan which are currently exercisable or are exercisable within sixty days. Mr. Hershey's address is c/o Landis Associates, Inc., 400 West Ninth Street, Suite 100, Wilmington, DE 19801.



(3)   Mr. May.         The shares represented in the table include (i) 738,672
shares owned by Mr. J. Eric May, Trustee Under Declaration of Trust, over which Mr. Hershey may exercise voting and investment power, including 267,500 obtained upon conversion of Notes; (ii) 755,833 shares which may be acquired by Mr. May as Trustee upon conversion of Notes; and (iii) 250,000 shares which may be acquired by Mr. May as Trustee upon exercise of the Option granted to him in connection with his acquisition of the Notes. Mr. May's address is c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, DE 19890.


(4)   Mr. Globus.      The shares represented in the table include (i) 8,973
shares owned outright by Mr. Globus; (ii) 120,180 shares owned by partnerships over which Mr. Globus exercises voting and investment power; (iii) 87,226 shares owned by certain relatives of Mr. Globus over which Mr. Globus exercises beneficial ownership; (iv) 255,833 shares which may be acquired by Mr. Globus upon conversion of Notes and 62,500 shares which he has the right to acquire upon exercise of the Option granted to him in connection with his acquisition of the Notes; (v) 511,667 shares which may be acquired by a partnership upon conversion of Notes and 125,000 shares which it has the right to acquire upon exercise of the Option granted to it in connection with its acquisition of the Notes, with respect to which shares Mr. Globus will have voting and investment power; and (vi) 255,833 shares which may be acquired by Mr. Globus' brother upon conversion of Notes and 62,500 shares which he has the right to acquire upon exercise of the Option granted to him in connection with his acquisition of the Notes, with respect to which shares Mr. Globus will have beneficial ownership. Mr. Globus' address is 44 West 24th Street, New York, New York 10010.


(5)   Mr. Logan.       The shares represented in the table include (i) 208,588
shares owned outright; and (ii) 25,964 shares owned by Mr. Logan as custodian of certain trusts for his children. Mr. Logan has resigned as a director and officer of the Company.

(6)   Mr. Braun.       The shares represented in the table include (i) options
to purchase 15,108 shares under the Directors Stock Option Plan which are currently exercisable or are exercisable within sixty days; and (ii) currently exercisable warrants to purchase 131,785 shares of Common Stock pursuant to a Term Loan and Warrant Purchase Agreement dated November 7, 1995 between the Company and Onset BIDCO, Inc., of which Mr. Braun is an officer, and others. If such warrants were exercised, Mr. Braun would have sole voting rights and shared investment power with respect to the underlying shares.

(7)   Mr. Gienapp.     The shares represented in the table include (i) 34,460
shares owned outright; and (ii) options to purchase 74,000 shares under the 1993 Stock Option Plan which are currently exercisable or are exercisable within sixty days.

(8)   Mr. Graber.      The shares represented in the table include (i) 16,002
shares owned outright; and (ii) options to purchase 48,108 shares of Common Stock under the Directors Stock Option Plan and special option awards which are currently exercisable or are exercisable within sixty days.

(9) Mr. Fitzsimmons. The shares in the table include (i) 4,000 shares of Common Stock owned outright; and (ii) options to purchase 16,664 shares of Common Stock under the Directors Stock Option Plan which are currently exercisable or are exercisable within sixty days.

(10) All Current Directors and Executive Officers as a Group. The shares represented in the table include the shares described in footnotes (1), (2), (4) and (6) through (9).

(11) For purposes of calculating the percentage of Common Stock beneficially owned by each person, the shares issuable upon exercise of options and warrants held by such person and upon conversion of Notes held by such person are considered outstanding and added to the shares of Common Stock actually outstanding.


                             EXECUTIVE COMPENSATION

SUMMARY


         The following table sets forth information concerning the aggregate compensation paid by the Company and its subsidiaries to the Company's former President and Chief Executive Officer, its current President and Chief Operating Officer and to its Executive Vice President - Finance and Administration, the Company's only other executive officer whose salary and bonus exceeded $100,000 in fiscal 1998 (the "Named Executives"), for the periods indicated.




                             SUMMARY COMPENSATION TABLE (1)





                                                                      LONG-TERM
                                   ANNUAL COMPENSATION               COMPENSATION
                                   -------------------               ------------
                                                                        AWARDS               ALL OTHER
NAME AND PRINCIPAL          FISCAL                              SECURITIES UNDERLYING        COMPEN-
    POSITION                YEAR       SALARY ($)    BONUS ($)         OPTIONS (#)           SATION ($) (2)
------------------          -------    ----------    ---------   ---------------------       -------------
Matthew S. Galvez,          1998         $ 13,538      $-0-                -0-                  $ -0-
President and Chief
Operating Officer (3)

Frank G. Logan, III,        1998         $165,467      $-0-                -0-                  $49,226

President and Chief         1997         $168,043      $200,000          120,000                $ 5,113

Executive Officer(4)        1996         $154,531      $ 25,000           50,000                $ 4,305

David P. Gienapp,           1998         $110,552      $-0-                -0-                  $ 3,268


VP - Finance and            1997         $103,005      $ 50,000           36,000                $ 5,746

Administration              1996          $95,384      $ 15,000           20,000                $ 2,286


(1) The amounts reflected in the table do not include other compensation or personal benefits which did not exceed in the aggregate the lesser of either $50,000 or 10% of the total of annual salary and bonus for the Named Executives.

(2) All Other Compensation shown for Mr. Logan represents (i) amounts paid by the Company for life insurance for Mr. Logan of $1,560, $1,560, and $956 for 1998, 1997 and 1996, respectively, (ii) 401(k) Plan contributions by the Company of $2,666, $3,553, and $3,349 for 1998, 1997 and 1996, respectively and (iii) $45,000 of consulting fees accrued by the Company for the three month period following Mr. Logan's termination as an employee. All Other Compensation shown for Mr. Gienapp represents 401(k) Plan contributions by the Company.

(3) Mr. Galvez was appointed Chief Operating Officer on August 15, 1998 and President on October 1, 1998.

(4) Mr. Logan resigned as President and CEO of the Company effective September 30, 1998.

OPTIONS

         The Named Executives were not granted and did not exercise any options in the year ended September 30, 1998. The following table provides information with respect to unexercised options held by the Named Executives as of September 30, 1998.




                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                             FISCAL YEAR-END OPTION VALUES


                                         NUMBER OF SECURITIES
                                        UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED IN-THE-MONEY
                                        OPTIONS AT FY-END (#)               OPTIONS AT FY-END ($)

                                             EXERCISABLE/                       EXERCISABLE/
           NAME                             UNEXERCISABLE                       UNEXERCISABLE
   ----------------------               -----------------------       ---------------------------------

   Matthew S. Galvez                           -0- / -0-                        $-0- / $-0-

   Frank G. Logan, III                     140,000 / 80,000                     $-0- / $-0-

   David P. Gienapp                         74,000 / 12,000                     $-0- / $-0-



COMPENSATION OF DIRECTORS

         Each director who is not an officer or employee of the Company is eligible to receive for his services as such a fee of $1,000 per meeting attended, $500 for each committee meeting attended, and an additional $250 for each committee meeting attended by the chairman of the committee. Director fees were suspended in April 1998 for the remaining meetings held in fiscal 1998, and will not resume until after the Company returns to profitability. Directors who are officers or employees of the Company receive no additional compensation for their service as a director, although they are reimbursed for their reasonable travel expenses when meetings are held in a location other than the metropolitan area in which they reside.

         In addition, the Company has a 1993 Directors Stock Option Plan (the "Directors Plan"). No grants were made under the Directors Plan in the year ended September 30, 1998.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company leased its two-story office building in Virginia Beach, Virginia, which the Company used for its software development and applied systems businesses, from LPS Management, a partnership of which Mr. Logan is a partner. Mr. Logan is a former director, President and Chief Executive Officer of the

Company. Lease payments were $6,994 per month. The lease term extends to February 1999, but the building was vacated by the Company on October 1, 1999 and is now occupied by a company formed by Mr. Logan after his resignation from the Company. Total lease expense for the office building was approximately $82,600 and $79,600 for fiscal 1998 and fiscal 1997, respectively.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Act of 1934 requires all Company executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of their ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Specific due dates for these reports have been established and the Company is required to report any delinquent filings and failures to file such reports.

         Based solely on its review of the copies of such reports received by it and written representations of its executive officers and incumbent directors, the Company believes that during the year ended September 30, 1998, all filing requirements under Section 16(a) applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with except that Messrs. Galvez, Globus and Nichols did not file a Form 3 within the prescribed time period.


                                   ACCOUNTANTS

         The accounting firm of Grant Thornton LLP acted as independent accountants to audit the financial statements of the Company and its consolidated subsidiaries as of September 30, 1998 and for the two fiscal years ended September 30, 1998. The Company's Board of Directors, upon the recommendation of the Audit Committee, has selected Grant Thornton LLP as the Company's independent auditors for the fiscal year ending September 30, 1999. Representatives from Grant Thornton LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions. Grant Thornton LLP was appointed in May 1998 and also audited the financial statements of the Company and its consolidated subsidiaries as of September 30, 1997 and for the two fiscal years ended September 30, 1997.


         On April 28, 1998, KPMG Peat Marwick LLP ("KPMG") informed the Audit Committee of the Company that it had resigned as the Company's independent auditors. The Company then began the process of selecting new auditors. The Company placed no limitations on KPMG responding fully to inquiries of the successor accountant. The reports of KPMG on the Company's financial statements for fiscal 1996 and 1997 were withdrawn as of April 28, 1998. Prior to such withdrawal, such reports contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.


         In connection with its audits for fiscal 1996 and 1997 and through April 28, 1998, (i) there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not properly resolved to the satisfaction of KPMG would have caused them to make reference thereto in their report on the financial statements for such fiscal years; and
(ii) there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v), except as follows: As announced on April 28, 1998, the Company identified potential material adjustments to its financial statements for the years ended September 30, 1996 and 1997 relating to one significant contract, and, as a result of the potential adjustments, KPMG advised the Company that its auditors' reports on the Company's consolidated financial statements as of September 30, 1997 and 1996 and for each of the years in the two-year period ended September 30, 1997 should no longer be relied upon. In KPMG's April 28, 1998 letter of resignation, it advised the Audit Committee of the Company that it had concluded that it could no longer rely on management's representations, and that it was unwilling to be associated with the financial statements prepared by management.

                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING


         Shareholder proposals intended to be presented at the 2000 Annual Meeting of Shareholders which are eligible for inclusion in the Company's Proxy Statement for that meeting under the applicable rules of the Securities and Exchange Commission must be received by the Company not later than November 4, 1999 if they are to be included in the Company's Proxy Statement relating to that meeting. Such proposals should be addressed to the Secretary at the Company's principal executive offices and should satisfy the requirements applicable to shareholder proposals contained in the Company's bylaws.


         In addition to applicable Securities and Exchange Commission rules for submission of shareholder proposals, the Company's bylaws provide that shareholder proposals or nominations must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's Annual Meeting. If the meeting date has been advanced by more than 30 days or delayed by more than 60 days, then such proposal must be received by the Company not less than 60 days nor more than 90 days before the upcoming Annual Meeting or not later than 10 days after the day of the public announcement of the date of such meeting, in accordance with the procedures set forth in the Company's Bylaws, in order to be brought properly before the Annual Meeting.

By Order of the Board of Directors,




David P. Gienapp
---------------------------------------
David P. Gienapp
Secretary
March 3, 1999
Ann Arbor, Michigan





ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

               THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

                                      PROXY
                              NEMATRON CORPORATION

                      THIS PROXY IS SOLICITED ON BEHALF OF
                 THE BOARD OF DIRECTORS OF NEMATRON CORPORATION


         The undersigned hereby constitutes and appoints Matthew S. Galvez and Joseph J. Fitzsimmons, and each of them, attorneys, agents and proxies with power of substitution to vote as designated below all of the shares of Common Stock of Nematron Corporation (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at Nematron Corporation, 5840 Interface Drive, Ann Arbor, Michigan on April 6, 1999 at 1:00 p.m., local time, and at any adjournments thereof, upon the matters set forth below, all of which are proposed by the Company.



         This Proxy, when properly executed, will be voted in the manner directed; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION AS DIRECTORS AND FOR EACH PROPOSAL INCLUDED IN THE PROXY STATEMENT DATED MARCH 3, 1999. In their discretion, the persons named herein as proxies are also hereby authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated March 3, 1999 is unable to serve or, for good cause, will not serve.


                         (TO BE SIGNED ON REVERSE SIDE)

1.   Election of Directors:

                   | | FOR          | | WITHHOLD              | | FOR ALL EXCEPT

Hugo E. Braun
Matthew S. Galvez

  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE OF THE INDIVIDUAL NOMINEES, MARK "FOR ALL EXCEPT" AND WRITE THE NAME OF EACH SUCH NOMINEE ON THE LINE BELOW.)

-----------------------------------------------------------------------

2. Approve the potential issuance of approximately 7,313,333 shares of Common Stock pursuant to a capital raising transaction:

                   | | FOR          | | AGAINST               | | ABSTAIN

3. Approve a proposal to amend the Articles of Incorporation to increase the number of authorized shares of Common Stock to 30,000,000:

                  | | FOR           | | AGAINST               | | ABSTAIN

4. Approve a proposal to amend the Articles of Incorporation to declassify the Board of Directors and reduce the terms of the directors from three years to one year:

                  | | FOR           | | AGAINST               | | ABSTAIN

5.       Approve the Nematron Corporation Long-Term Incentive Plan:

                  | | FOR           | | AGAINST               | | ABSTAIN

         The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated March 3, 1999 and the 1998 Annual Report to Shareholders and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

         Please sign this Proxy exactly as your name(s) appear(s) on this Proxy. If the stock is registered in the names of two or more persons, each must sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.

         PLEASE BE SURE TO SIGN AND DATE THIS PROXY IN THE SPACE BELOW.



SIGNATURE(S)                                                       DATE
             ----------------------------------------------------      ---------

SIGNATURE(S)                                                       DATE
             ----------------------------------------------------      ---------